news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
May 3, 2011

UNIT CORPORATION ANNOUNCES $200 MILLION OFFERING
OF SENIOR SUBORDINATED NOTES

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) (“Unit”) announced today that it intends to offer, subject to market and other conditions, $200 million aggregate principal amount of senior subordinated notes due 2021 in an underwritten public offering (the “Offering”).  Unit intends to use the net proceeds from the Offering to repay outstanding borrowings under its credit facility and for general corporate purposes.

BofA Merrill Lynch and BMO Capital Markets will act as joint book-running managers for the Offering.

The Offering is being made under an effective shelf registration statement.  The Offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to:  BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Preliminary Prospectus Department, or e-mail Prospectus.Requests@ml.com. An electronic copy of the prospectus and preliminary prospectus supplement is available on the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which the offer, solicitation, or sale would be unlawful before  registration or qualification under the securities laws of those states.

        Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration and production, onshore contract drilling, and the  gathering and processing of natural gas.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.